Exhibit 15.1

May 4, 2017

To the Board of Directors and Stockholders of

TreeHouse Foods, Inc.

2021 Spring Road

Suite 600

Oak Brook, Illinois 60523

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the periods ended March 31, 2017, and 2016, as indicated in our report dated May 4, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, is incorporated by reference in Registration Statement Nos. 333-126161, 333-150053, 333-183321, and 333-206161 on Form S-8 and Registration Statement No. 333-217604 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

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